As filed with the Securities and Exchange Commission on July ___,
                              1996

Registration No.


               SECURITIES AND EXCHANGE COMMISSION
               ----------------------------------
                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
               ----------------------------------

                   RGB COMPUTER & VIDEO, INC.
     (Exact name of registrant as specified in its charter)

       Florida                                 65-0142837
  (State or other jurisdiction of          (I.R.S. Employer
  incorporation or organization)          Identification No.)

                   18245 S.E. Federal Highway
                     Tequesta, Florida 33469
                         (561) 743-5625
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Robert L. Gilbert, III, President and Chief Executive Officer,
                   RGB COMPUTER & VIDEO, INC.,

18245 S.E. Federal Highway, Tequesta, Florida 33469     (561) 743-5625
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:
           Mark H. Mirkin, Esq., MIRKIN & WOOLF, P.A.,
 1700 Palm Beach Lakes Boulevard #580, West Palm Beach, Florida
                    33401     (561) 687-4460

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                 CALCULATION OF REGISTRATION FEE

Title of each class     Amount to be    Proposed maximum        Proposed maximum        Amount of
ofsecurities to be      registered      offering price per      aggregate offering      registration fee
registered              (shares)        share <F1>              price<F1>
Common Stock
(no par value)          320,000         $10.00                  $3,200,000              $1104

<F1>
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 based upon the average of the high and low prices of the Company's Common Stock as reported by the NASDAQ
SmallCap Market on July ___, 1996.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Reg-istrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                      SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS DATED JULY ___, 1996

PROSPECTUS

                        _________ Shares

                   RGB COMPUTER & VIDEO, INC.

                          Common Stock



This Prospectus relates to 320,000 shares of common stock, no par value ("Common Stock"), of RGB Computer & Video, Inc., a Florida corporation (the "Company"), which may be offered for sale from time to time by certain shareholders of the Company (the "Selling Shareholders"), or by their pledgees, donees, transferees or oth-er successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions at varying prices determined at the time of sale or at negotiated prices (the "Offering"). See "PLAN OF DISTRIBUTION".

The Company will not receive any of the proceeds from the sale of the shares of Common Stock (the "Shares") by the Selling Share-holders. The expenses of registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Shares which may be offered hereby will be paid by the Company.

The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "EDIT". On July ___ , 1996, the closing price of the Common Stock was $ ________ .

See "INVESTMENT CONSIDERATIONS" for information that should be considered by prospective purchasers of the securities offered hereby.

                  _____________________________


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION NOR HAS THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY
                 REPRESENTATION TO THE CONTRARY
                     IS A CRIMINAL OFFENSE.

         The date of this Prospectus is July ___ , 1996.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Sharehol-ders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereun-der shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                        ________________

                        TABLE OF CONTENTS
                        ________________

                                                             Page

AVAILABLE INFORMATION.......................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   3
INVESTMENT CONSIDERATIONS...................................   4
THE COMPANY.................................................   7
USE OF PROCEEDS.............................................  13
PRICE RANGE OF COMMON STOCK.................................  14
DIVIDEND POLICY.............................................  14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................  15
MANAGEMENT..................................................  16
SELLING SHAREHOLDERS........................................  18
DESCRIPTION OF CAPITAL STOCK................................  19
FLORIDA LAW AND CERTAIN CHARTER PROVISIONS..................  21
PLAN OF DISTRIBUTION........................................  21
LEGAL MATTERS...............................................  22
EXPERTS.....................................................  22


                      AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Secur-ities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy state ments and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commis sion may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 500 West Madison Street #1400, Chicago, Illinois 60661-2511 and Seven World Trade Center #1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commis sion at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Shares of the Company's Common Stock are traded on the Nasdaq SmallCap Market. Such reports, proxy state ments and other information can also be inspected and copied at the offices of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a Registration State ment on Form S-3 (herein, together with all amendments and ex hibits thereto, the "Registration Statement"), under the Securities Act with respect to the securities offered pursuant to this Prospectus. This Prospec-tus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each in-stance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission pursuant to the Exchange Act (File No. 1-11968) are hereby incorporated by reference in-to this Prospectus: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, (b) the Company's Current Report on Form 8-K filed on January 19, 1996, (c) the Company's Current Report on Form 8-K filed on February 26, 1996, and (d) the Compa-ny's Quarterly Report on Form 10-QSB filed on May 15, 1996.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Of fering pursuant to this Prospectus shall be deemed to be incor porated by reference and to be part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be in-corporated by reference herein shall be deemed to be modified or sup-erseded for purposes of the Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incor porates). Requests should be directed to the Investor Relations Department, RGB Computer & Video, Inc., 18245 S.E. Federal High way, Tequesta, Florida 33469, telephone number 561-743-5625.

                    INVESTMENT CONSIDERATIONS

Each prospective purchaser should carefully consider the follow ing factors inherent in and affecting the business of the Company and this Offering before making a decision to purchase the Common
Stock offered hereby.

History of Operating Losses; Future Operating Results. The Com pany has never reported a co other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incor porates). Requests should be directed to the Investor Relations Department, RGB Computer & Video, Inc., 18245 S.E. Federal High way, Tequesta, Florida 33469, telephone number 561-743-5625.

                    INVESTMENT CONSIDERATIONS

Each prospective purchaser should carefully consider the follow ing factors inherent in and affecting the business of the Company and this Offering before making a decision to purchase the Common
Stock offered hereby.

History of Operating Losses; Future Operating Results. The Com pany has never reported a consolidated net profit for a fiscal year end. The Company's operating expenses can be expected to increase significantly in connection with the implementation of its marketing and advertising program, as well as the financing of inventory and receivables. There can be no assurance that the Company will operate profitably in the future.

Rapid Transformation and Integration of Acquisition. The Compa-ny's operations and business have been substantially transformed as a result of the acquisition by merger in February 1996 of Saf T Lok Corporation (now known as STL Lock, Inc.) ("STL"). The Com pany has made a major commitment to the gun lock business, representing a complete departure from its former focus. In or-der to integrate its new business into the Company's operations, the Company will be required to expend significant management and financial resources. There can be no assurance that the Company will be able to integrate successfully its new business into the Company's operations or that STL can be operated profitably.

Dependence on Key Personnel. The success of the Company is largely dependent on the personal efforts and abilities of Frank
W. Brooks, Chairman of the Board, and Robert L. Gilbert, III, President and Chief Executive Officer, and certain other key mem-bers of senior management. The loss of Mr. Brooks' or Mr. Gil-bert's services or those of other key personnel could have a mat-erial adverse effect on the Company.

Shares Eligible for Future Sale. Future sales of Common Stock by existing shareholders pursuant to Rule 144 under the Securities Act, or following the exercise of outstanding vested options or warrants and the exercise of related registration rights, could adversely affect the market price of the Company's Common Stock and impair the Company's ability to raise capital through the sale of its equity securities. As of July 15, 1996, the Company had 5,522,057 shares of Common Stock outstanding. Of these shares, approximately 2,000,000 shares are freely transferable without restriction.

Possible Volatility of Market Price of Common Stock. The market price for the Common Stock may be significantly affected by such factors as the Company's operating results and various factors affecting the economy in general. Moreover, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, par ticularly of small and emerging growth companies that trade in the over-the-counter market, have experienced wide price fluctua tions not necessarily related to the operating performance of such companies.

Strategic Alliance. On May 3, 1996, the Company issued a press release announcing that it had commenced preliminary discussions concerning forming a strategic alliance with gun manufacturers. There can be no assurance that the Company will enter into a bus-iness arrangement with a gun manufacturer or, if so, that such arrangement can be consummated successfully.

New Product. The Company's success depends on its ability to market a new product to gun owners and buyers and, thereafter, to enhance its initial product and to introduce new products. There can be no assurance that the Company will be successful in iden-tifying new markets, in developing and marketing new products or in enhancing its initial product. The Company's prospects could be adversely affected if the Company were to incur delays in dev-eloping new products or enhancing its initial product or if such new products or enhancements do not gain market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies non-competitive or obsolete.

Sales Channel Risks. The Company currently sells its products directly to retailers but may begin selling through regional, na-tional and wholesale distributors. If such selling begins, the Company might become dependent upon the continuing viability and financial stability of such distributors. Additionally, the Com-pany is seeking to sell products to original equipment manufac turers ("OEMs"). OEMs typically have significantly different re-quirements and more stringent purchasing procedures and quality standards than wholesale distributors and other resellers. There can be no assurance that the Company will be able to develop pro-ducts for or deliver products into the OEM market or that it can establish and maintain an effective distribution and customer support system for OEMs. The Company's prospects could be ad-versely affected if it is unsuccessful in developing, manufactur-ing and marketing products for sale to OEMs. In addition, OEMs may require special distribution arrangements and product pric ing, which could have a material adverse effect on the Company's operating results. Finally there can be no assurance that the Company will be able to generate and sustain sales to retailers, which could have a material adverse effect on the Company's oper-ating results.

Proprietary Rights. Although STL has not historically been the subject of claims of infringement by third parties, it may re-ceive in the future communications from third parties asserting intellectual property rights relating to the Company's products and technologies. The Company could be forced to incur substan tial costs in defending legal action taken against it or rede-signing its products. Should the Company be found to infringe the proprietary rights of others, the Company could be required to pay claims to the infringed party which could have a material adverse effect on the Company's operating results.

Warranty Claims; Product Returns. The Company to date has not encountered material warranty claims or liabilities. The Company seeks to introduce enhanced and new products, which could result in product returns and warranty claims as a result of the risks inherent in the introduction of such products. The Company has not reserved any sums for product returns or warranty claims. There can be no assurance that product returns and warranty claims will not have a material adverse effect on the Company's future operating results.

Dependence on Suppliers. The major components of the Company's products are locks and grips. Currently each major component is obtained from single sources. The Company has no guaranteed sup-ply arrangements with any of its suppliers and there can be no assurance that these suppliers will continue to meet the Compa-ny's requirements. An extended interruption in the supply of any of these components or a reduction in their quality or reliabili-ty would have a material adverse effect on the Company's operat ing results. While the Company believes that with respect to its single source components it could obtain similar components from other sources, there can be no assurance that shortages of com ponents will not occur in the future which could increase the cost or delay the shipment of the Company's products and have a material adverse effect on the Company's operating results. Sig-nificant increases in the prices of these components could also have a material adverse effect on the Company's operating results because the Company may not be able to adjust product pricing to reflect the increases in component costs.

International Sales. The Company seeks to sell products outside the United States and anticipates that international sales will account for a significant portion of sales in the foreseeable fu-ture. Expanding operations outside the U.S. and entering addi tional international markets will require significant management attention and financial resources. Risks inherent in interna tional sales include unexpected changes in regulatory require ments, tariffs or other barriers, difficulties in staffing and managing foreign sales operations and potentially adverse tax con sequences. In addition, fluctuations in exchange rates may render the Company's products less competitive relative to other products or expose the Company to foreign exchange currency los-ses. One or more of these factors may have a material adverse effect on the Company's future international sales and conse-quently on the Company's operating results.

Anti-takeover Effects of Florida Law and Charter. Provisions of Florida law and the Company's Amended and Restated Articles of Incorporation may discourage third parties from making, or make it more difficult for other persons to make, a tender offer for or acquisitions of substantial amounts of the Company's Common Stock or from launching other takeover attempts that a sharehol-der might consider in such shareholder's best interest.

                           THE COMPANY

The Company is engaged in two lines of business: (i) subsidiary RGB Video, Inc. ("RGBVI") assembles, markets and sells personal computer-based video editing systems ("Desktop Video") under the trademark AmiLink(r), and (ii) subsidiary STL designs, develops, manufactures and distributes a patented and proprietary safety lock for guns (the "Safety Lock").

RGBVI has developed versions of its Desktop Video products that are compatible with Commodore Amiga computer systems and with IBM and IBM-compatible computers utilizing the Microsoft Windows op-erating system. On May 2, 1994, Commodore Electronics Ltd., maker of the Commodore Amiga computer, claimed insolvency and stopped producing the Amiga computer. This single event had a devastating effect on the marketability of RGBVI's Amiga-based products. RGBVI's PC-based products face formidable competition and sales of these products have been insignificant. As a res-ult, RGBVI does not have a strong presence in this market and at present sales have been nominal.

In order to produce professional quality videotapes, a video pro-ducer must acquire raw footage, choose video sequences to be used in the final product, and edit these select sequences. The pro-duction of a videotape requires several pieces of equipment in cluding cameras to record raw footage and video devices ("Video Devices") consisting of videotape players, laserdisc players and videotape recorders. Videotape and laserdisc players are used to play back raw footage and other pre-recorded images, and video tape recorders are used to record the final product. Traditional hardware-based editing systems use additional devices ("Peripheral Components") to generate special effects, captions, graphics and sound, which are integrated with videotaped sequences to create a finished videotape. In Desktop Video systems, computer ex-pansion cards and software (collectively "Expansion Cards") can normally replace hardware-based Peripheral Components.

RGBVI markets proprietary software programs which, when used in conjunction with a specialized computer circuit board ("Machine Control"), allow the video producer to edit and integrate raw footage from Video Devices and special effects generated by Expansion Cards using a personal computer.

On February 13, 1996 the Company acquired STL through merger with a newly-formed special purpose subsidiary. STL designs, devel-ops, manufactures and distributes a patented and proprietary safety lock for guns (see "The Safety Lock Business").

Organization, Initial Public Offering and Merger

The Company was incorporated in Florida in July 1989 under the name of RGB Sales & Marketing, Inc. In September 1989, Robert L. Gilbert, III and his wife Cynthia T. Gilbert purchased certain of the assets and assumed certain of the liabilities of RGB Video Creations, Inc. These assets were contributed to the Company as its initial capitalization. In October 1989 RGBVI commenced op-erations of its Desktop Video business. At that time, the Compa-ny succeeded to the business of its predecessor which had oper-ated a retail store that sold the Amiga computer, had produced a series of tutorial programs used with software written for the Amiga platform and developed the initial version of Ami-Link software. RGBVI did not continue the other lines of the prede-cessor's business described above.

The Company completed an initial public offering of its common stock on June 23, 1993. In total, the Company sold 1,340,000 shares of its common stock at an offering price to the public of $7.00 per share. Of the shares sold, 1,160,000 were sold pursu ant to the initial offering and an additional 180,000 shares were sold under the same terms and conditions by the exercise in full of the underwriter's option granted solely for the purpose of covering over-allotments. The gross proceeds to the Company from the offering, before deducting expenses of the offering and after underwriting discounts and commissions, were $8,160,600. The net proceeds to the Company from the offering, after deducting expen-ses of the offering and after underwriting discounts and commis sions, were $7,349,867.

Pursuant to an Agreement and Plan of Merger (the "Plan") dated January 10, 1996 among the Company, STL and Sphere Enterprises, Inc. ("Sphere"), Sphere, a wholly-owned subsidiary of the Company, merged with and into STL with the STL shareholders receiving shares of the Company's Common Stock in a tax-free reverse trian-gular merger. Under the Plan, each STL common share was convert-ed into the right to receive 15.54 common shares of the Company. On February 13, 1996, the effective date of the merger, former
STL shareholders owned approximately 40 percent of the Company's outstanding common shares. In addition, the Plan provided for Frank W. Brooks, the chief executive officer and majority share-holder of STL, to become Chairman of the Board of Directors of the Company.

Following the merger, on February 22, 1996 the Company relocated its principal executive offices to 18245 S.E. Federal Hwy., Tequesta, Florida 33469, telephone number 561-743-5625.


                    The Safety Lock Business

STL was organized to design, develop, manufacture and market a patented and proprietary combination lock for firearms. The ini tial product, the Saf T LokTM, is designed to prevent unauthor ized use of firearms, including unintentional discharge by chil dren and assailants. The Saf T LokTM is easily installed, re moved and operated by consumers.

As a development stage entity, STL has been engaged in product and market research and development since its incorporation in 1989. STL dedicated six years to confirming the initial Saf T LokTM concept and then developing and refining a prototype pro-duct that it could use to demonstrate the appearance and function ality of the new product to investors, consumers and retail-ers.

Product development has incorporated handgun dealer and customer comments and suggestions concerning product design, appearance, operation and use. Intensive assessment of component composi-tion, manufacturing costs and projected retail pricing has con firmed the economic feasibility of the concept. STL has devel oped packaging formats, inclusive of necessary instructions and cautionary information. STL will continue research and develop ment on a basis the Company believes is prudent and consistent with its financial and other resources.

The Initial Product

The Saf T LokTM is a mechanical combination lock that attaches to a gun. When unlocked, it does not hamper or interfere with the use of the gun. When the Saf T LokTM is engaged it locks the "safety" in the "no fire" position, blocking the normal operation of the gun and preventing the gun from being fired. (Guns with-out safeties are locked using the basic Saf T LokTM to block op-eration of other internal gun components.) There are no keys, batteries or other gadgets to lose or fail. The lock's body is positioned under and concealed by the gun grip. The lock's com bination mechanism is located at the top of the grip, where it is easily accessible.

Planned production of approximately 25 variations of mounting plates and grips will allow the Saf T LokTM to fit approximately 2,000,000 or 80% of the handguns produced yearly in the U.S. and 350,000 or 30% of handguns imported yearly into the U.S. These variations will also fit a significant portion of the over 70 mil lion handguns estimated to be in existence in the U.S. retrofit market.

Installation of the Saf T LokTM requires no modification to a gun. It is mounted on a plate placed under the gun's grip. The lock is installed simply by removal of the grip, insertion of the mounting plate and replacement of the manufacturer's grip with custom rubber grips. The process typically requires removal and replacement of two screws; mounting the lock takes about three minutes. When locked, the Saf T LokTM engages an interlock on the mounting plate and cannot be removed without special tools or damage to the gun, even if the grips are removed.

To lock the gun, the operator need only move the safety slide backwards with one finger while moving the reset slide forward with another finger. The need for this simultaneous action elim inates the possibility of accidental locking.

To unlock the gun, the operator depresses three individually pro-grammed buttons in any order with the thumb of the hand holding the gun, without the need to look at the gun or the lock. The lock can be released in under five seconds while holding the gun in firing position. The combination can be entered short of one keystroke, permitting accelerated unlocking, for example, when a police officer is concerned that his gun may be taken from him and yet wants it readily usable. The incidence of police offi cers being shot with their own weapons could be significantly de creased as a result of installation and utilization of the Saf T LokTM.

Although each lock will come with a pre-set combination, the com-bination is changeable; the Company markets combination changing kits separate from the lock and mounting hardware.

Technical Specifications

The Saf T LokTM is designed to ensure reliable operation and long lock life under firing conditions. Gaps in the casing are de signed to prevent sand and dirt infiltration. The lock mechan-ism's nickel-plated zinc alloy composition makes it impervious to rust. The design and layout of the mechanical parts shunt forces from firing recoil and mishandling to the lock casing, diminish ing the potential for small parts breakage.

STL owns seven U.S. patents as assignee of Frank Brooks, the in ventor and Chairman of the Board of the Company. Two U.S. pat-ents are pending, as are 33 foreign patent applications. Patent coverage is fundamental and separate for revolvers, long-arms and semi-automatic pistols. Patent counsel has opined that the orig-inal patent extends coverage to any external gun lock using an ex ternal safety. Other patents extend coverage to externally mounted locks which act on a gun's internal firing mechanism to block operation. Other patent claims cover incorporation of a lock into a gun's grip assembly and the use of an adapter plate to mount a lock. These claims cover application of the Saf T LokTM to both pistols and revolvers.



The Market

Many reported injuries and deaths from the accidental discharge of firearms involve guns purchased for protection and stored loaded at home. Half of all U.S. households have at least one gun. Two-thirds of teen suicides involve shootings. Further-more, police officers and military personnel as well as individu-al gun owners are at risk of being shot by their own weapons in the hands of assailants.

The Saf T LokTM market includes both new and previously manufac tured guns (the "retrofit market"). One time sales could exceed $4 billion if all these guns are equipped with the Saf T LokTM. These figures exclude longarms and foreign sales, both potential ly significant markets. STL's initial market is the gun owner/ buyer who bought or is planning to buy a gun for home defense/ self-protection, i.e. about 70 percent of all owners/purchasers.

Americans own over 220 million guns. Approximately 3.5 million guns were sold in the U.S. in 1994, the last year for which statistics are available.

Manufacturing

STL's manufacturing process is designed to produce low-cost reli able products. Die manufacturers cast the lock components. A grip manufacturer injection-molds gun grips to house the lock components. An assembly shop assembles the grips and locks. After quality assurance testing, packaging and handling, the Saf T LokTM is ready for distribution.

The lock housing is cast with channels to hold the individual com ponents. Assembly requires the lock parts to be inserted in the housing in a particular order. If incorrectly assembled, the lock will not lock. Assembly is estimated to take five minutes and testing about 30 seconds. By using contract labor, STL bene-fits from the efficiency of volume production without the need to maintain a large staff or incur the costs and inefficiencies as-sociated with a large facility.

Parts are die cast in zinc alloy, then nickel plated for addition al strength and lubricity. STL believes that an ample sup-ply of the raw materials used in the manufacture of the Saf T LokTM is available from numerous sources at reasonable prices.

STL utilizes a centralized distribution system for the Saf T
LokTM to assure quality.

STL is committed to a high level of customer service, both to its retailers and consumer purchasers. STL operates a toll-free as sistance line to receive comments from its customers. These com ments and other issues are used in determining prospective im provements to existing products and development of new product concepts.

Marketing

STL initially is marketing the Saf T LokTM to the 8000 retailers that are each grossing over $800,000 annually from among the 12,000 U.S. firearms dealers and 25,000 U.S. sporting goods and other stores that sell guns. The Saf T LokTM is sold wholesale to dealers at a price amenable to the standard mark-up for gun ac cessories. Locks are packaged separately from grips, mounting plates and safety slides. Dealer orders are solicited through mailings and store visits.

STL may implement direct mail and television marketing activi-ties. The marketing effort will encompass advertising, public relations and product promotions, each of which management be-lieves is important to the long-term success of sales of the Saf T LokTM. While the costs of these activities are substantial, such costs are expected to decline as a percentage of sales as the product gains acceptance and distribution channels are estab-lished. STL anticipates using a number of means for advertising and promotion, including newspapers, magazines, radio, television and in-store displays.

STL will also encourage legislators to sponsor legislation manda-ting gun safety measures. Several states have such legislation in place already. Florida, STL's home state, requires gun owners to store firearms in a locked mode out of the reach of children.

Competition

The Saf T LokTM competes with other products which attempt to achieve similar objectives, such as lock boxes, trigger locks, ca ble locks and ring locks. Lock boxes are clumsy and therefore of little practical use to gun owners, the police or armed forces. If they open via a push-button mode they are difficult to operate in the dark. If they open via a key, the key must be hidden for security, thereby complicating access to the gun. Trigger locks are difficult to operate in the dark and require separate key storage for reliable security. Cable locks are slow to operate and difficult to use in the dark. Ring locks (a magnetic lock) are very expensive (approximately $1000), require modification of a gun, require the owner to wear a special ring and give no posi tive indication of unlocking.

While STL will aggressively protect the Saf T LokTM from in-fringement, it is possible for others to copy the patented fea tures of the Saf T LokTM or the function it serves. If the Saf T LokTM is successful, STL expects that competitors will attempt to develop comparable products, possibly reducing STL's sales or profit margins or both. STL's business strategy emphasizes in creasing consumer awareness of the Saf T LokTM, as well as enhan-cing brand name recognition. Competitors such as Master Lock Inc., maker of a trigger lock, are larger, better capitalized companies with existing distribution channels.

The Saf T LokTM will also be competing at the retail store level for shelf space, advertising space and promotional displays.

Governmental Regulation

STL knows of no governmental regulation of gun safety devices.

STL believes that the demand for the Saf T LokTM will increase as media attention continues to focus on firearm-related accidents. This media attention has kept firearm safety at the forefront of public awareness. To the extent firearm safety legislation res-ults from such publicity, demand for the Saf T LokTM will in all likelihood increase.

Employees

Including its executive officers, the Company has 13 full-time employees. None of the Company's employees is covered by a collective bargaining agreement. Management believes that the Company's relationship with its employees is good.

Legal Proceedings

On April 3, 1996 the Company settled a lawsuit filed in October
1995 against the Company and two of its directors and largest individual shareholders, Robert and Cynthia Gilbert, by Barington
Capital, L.P. ( Barington ) by and through its general partner, LNA Capital Corp. Barington was the Company's underwriter in its initial public offering and is the propellant of this Registration Statement and Prospectus; Barington exercised its demand registration rights under a Warrant it holds to acquire 120,000 shares of the Company's common stock (see "Relationship Between the Company and the Selling Shareholders"). Although not clear from the manner in which the original Complaint was pled, Barington apparently claimed mismanagement by the Gilberts as directors of the Company, for which Barington requested money damages. In the same lawsuit Barington claimed injunctive relief on the basis that the harm allegedly done to the Company was not compensable by money damages. Settlement of the suit included relinquishment on Barington's part of its right to appoint a director to the Company's Board of Directors and issuance to it of 20,000 shares of common stock.

                         USE OF PROCEEDS

The proceeds from the sale of the Shares will be received by the Selling Shareholders. The Company will not receive any of the proceeds. However, in order for Barington to sell newly-regis-tered shares, it must first exercise its warrant (see "Relationship Between the Company and the Selling Shareholders"); full exercise could result in receipt by the Company of $1,344,000.

                   PRICE RANGE OF COMMON STOCK

The Common Stock of the Company has traded on the NASDAQ SmallCap Market under the symbol EDIT since the Company's initial public offering in June 1993. Prior to that time, there was no public market for the Common Stock. The following table sets forth the high and low closing sale prices per share for the Company's Com-mon Stock for the periods indicated, as reported by the NASDAQ SmallCap Market:


Quarter Ended                        High            Low
June 30, 1993.....................$ 9.50 ..........$8.75
September 30, 1993................  8.25 .......... 7.00
December 31, 1993.................  7.00 .......... 6.50

March 31, 1994....................  4.00 .......... 2.62
June 30, 1994.....................  3.00 .......... 1.75
September 30, 1994................  1.68 ..........  .875
December 31, 1994.................   .75 ..........  .625
March 31, 1995....................  1.00 ..........  .50
June 30, 1995.....................   .625..........  .50
September 30, 1995................   .72 ..........  .47
December 31, 1995.................   .75 ..........  .125

March 31, 1996....................  8.50 .......... 3.625
June 30, 1996..................... 20.00 .......... 4.75

On May 2, 1996 the Cabot Heritage newsletter made a "buy" recom-mendation and included a favorable paragraph as to the operations and prospects of the Company. As a result, the trading volume in the Company's shares soared to 2,305,800 from 98,400 overnight, raising prices from $7.00 on May 2, 1996 to $19.00 on May 6, 1996.

On July ___, 1996 the last reported sales price of the Common Stock was $_____ per share. As of July 15, 1996 there were ap-proximately 140 record holders of the Common Stock. This number does not include beneficial owners of the Common Stock whose shares are held in the names of various dealers, clearing agen-cies, banks, brokers and other fiduciaries.

                         DIVIDEND POLICY

The Company currently anticipates that it will retain all of its earnings for use in the development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

All sales and operating expenses for the first quarter of 1996 reflect activity in STL and RGB Video, Inc. (the "Subsidiaries").
There were no sales or expenses for the Company except for legal and accounting fees and bank charges.

Sales for the first quarter of 1996 decreased $17,145 to $80,648 from $97,793 in the prior year's comparable period. Gross mar gins increased to 16 percent in the quarter compared to zero per-cent in the quarter ended March 31, 1995. The Company reported a net loss of $530,468 or $0.11 per share, up from a net loss of $308,922 or $0.09 per share in the similar period last year. The per share loss in the quarter was based on a weighted average number of shares of 4,614,444 as compared to 3,268,032 for the comparable period in 1995.

This decrease resulted primarily from the insolvency claim of Commodore Electronics Ltd., owner of the Commodore Amiga computer, on May 2, 1994 and its request that the Supreme Court of the Com monwealth of the Bahamas supervise its "winding up". Commodore's insolvency claim had a dramatically negative impact on the marketability and sales of the Amiga-based products of RGB Video, Inc. Additionally, the Company did not realize significant sales in non-Amiga-based products during the quarter.

Initial production and sales of STL's initial product, the Saf T Lok(TM), did not start until the end of the quarter. Attendance at domestic and foreign trade shows as well as increased marketing and collateral material were introduced to generate interest in the product and to establish dealer networks. In addition, press releases addressed the interest of the public in protecting ag-ainst accidental shootings. The Company's initial product was enthusiastically received at the National Rifle Association show in Dallas in April, where several strategic contacts were made with major gun manufacturers. On May 2, 1996 the Cabot Heritage newsletter made a recommendation to "buy a little" and discussed the Saf T Lok(TM) product. As a result, the stock price increased from $7.00 per share on May 2, 1996 to a high of $19.00 per share on May 6, 1996, with a volume increase from 98,400 on May 2, 1996 to a high of 2,305,800 on May 3, 1996.

Total operating expenses, including non-recurring costs, in creased to $555,986 for the quarter from $340,673 in the similar period last year. The selling expense component increased to $190,506 from $165,086 resulting from new product development and increase in sales and marketing efforts. Additional expenses were incurred for the national advertising campaign. The general and administrative expenses for the first quarter of 1996 in creased to $341,157 from $133,061 from the prior year's compar-able period primarily as a result of legal fees associated with the merger of the Company and STL and litigation settlement as well as relocation fees to a new office, new investor relations consultants and the absorption of STL personnel.

The net of non-operating income and expense for the first quarter of 1996 totaled $12,442 compared to the net of non-operating in-come and expense for the first quarter of 1995 of $36,435. As a result, the net loss for the quarter was $530,468 compared to a net loss of $308,922 for the prior year's comparable period.

                           MANAGEMENT

Directors and Executive Officers.  The names, ages (as of July
15, 1996) and positions held by each executive officer and direc-tor of the Company are listed below:

Name                          Age           Positions
Frank W. Brooks               61            Chairman of the Board<F1>

Robert L. Gilbert III         44            President and Chief Executive Officer,
                                            Director(1)

Cynthia T. Gilbert            41            Vice President, Secretary, Treasurer

Jeffrey W. Brooks             35            Director<F2>

Eugene V. Horanoff            64            Director<F2>

William M. Schmidt            53            Director


<F1>
Member: Compensation Committee
<F2>
Member: Audit Committee

Frank W. Brooks, the inventor of the Saf T LokTM, STL's initial product, serves as the Company's Chairman. He formed STL in 1989 and has actively participated in all organizational and financial aspects of that company. Mr. Brooks is a long-time gun owner and father of four children, the protection of whom provided the imp-etus for the invention of the Saf T LokTM. Mr. Brooks owns and operates Palm Beach Business Services, Inc. d/b/a Ding-A-Ling Answering Service in West Palm Beach, Florida, a leading tele-phone answering service in the Fort Lauderdale to Orlando market, with 70 employees.

Robert L. Gilbert, III, the Company's President, Chief Executive Officer and a director since 1989, founded the Company in July
1989 and is the creator of the AmiLink concept, the initial pro-duct of RGB Video, Inc., a subsidiary of the Company. From incep tion through June 1, 1993, Mr. Gilbert was the President and
Chief Executive Officer of the Company; on June 2, 1993, the Company appointed Mr. Gilbert Chairman of the Company. Mr. Gilbert was President of RGB Video Creations, Inc., the Company's prede-cessor, from its inception in December 1987 until he formed the Company.

Cynthia T. Gilbert is the wife of Mr. Gilbert. She is the Company's Vice President of Finance, Treasurer and Secretary, and a director since 1989, and has handled all financial transactions for the Company since its inception. From December 1987 through September 1989, she had similar duties with the Company's prede-cessor.

William M. Schmidt serves as Vice President and a director of the Company. He joined STL in September 1995 from Ilco Unican Inc.'s Simplex Safelock Division in Greensboro, North Carolina where he was Vice President and General Manager, accountable for two com mercial lock divisions with sales of $35 million.

Jeffrey W. Brooks, the son of Frank Brooks, serves as a director of the Company. He joined STL in 1989 at its inception as Mana-ger of Research & Development. Mr. Brooks has also served as General Manager of Palm Beach Business Services, Inc. since 1985 and was promoted to President in 1994.

Eugene V. Horanoff serves as a director and Chief Engineer of the Company. He joined STL in 1989 at the commencement of prototype development. He was instrumental in designing and engineering the Saf T LokTM. He spent 28 years with the Naval Surface War fare Center in Silver Spring, Maryland, retiring in 1982 as a Senior Aerospace Design Engineer.

Employment Agreements. The Company and Frank Brooks entered into an Employment Agreement on February 13, 1996 pursuant to which Mr. Brooks' position as Chief Officer of STL was confirmed through February 2001 at an annual base salary of $100,000. Ad ditionally, the Agreement and Plan of Merger dated January 10, 1996 between the Company and STL provided that Mr. Brooks would serve as a director of the Company through 2001.

The Company and Robert Gilbert entered into an Employment Agree ment on April 22, 1993 pursuant to which Mr. Gilbert's position as President of the Company was confirmed. That Agreement has since been modified, such that Mr. Gilbert has assumed the presi-dency of STL and earns an annual base salary of $100,000 through February 2001.

The Company and Cynthia T. Gilbert entered into an Employment Ag-reement on April 22, 1993 pursuant to which Mrs. Gilbert's posi tion as Vice President/Secretary/Treasurer of the Company was confirmed. That Agreement has since been modified, such that Mrs. Gilbert has assumed the roles of Treasurer and Chief Finan cial Officer of STL and earns an annual base salary of $85,000 through February 2001.

STL and Mr. Schmidt entered into an Employment Agreement in Nov-ember 1995, since amended, as Vice President of STL at an annual salary of $75,000.

Messrs. Schmidt, J. Brooks and Horanoff were named as directors in the Agreement and Plan of Merger through 1999, so long as Frank Brooks so desires and he remains Chairman of the Board.

Stock Options. Mr. Brooks has an option to acquire 1,000,000 shares of the Company's common stock at an exercise price of $200 per share. The option is exercisable through December 31, 1999, vesting in equal thirds on each of January 1, 1997, 1998 and 1999. Vesting is contingent upon attainment of specified earn ings targets. Mr. Brooks has the right to have the Company reg-ister the shares underlying the option.

Mr. Gilbert has an identical option to acquire 600,000 shares.

                      SELLING SHAREHOLDERS

The table below sets forth information as of July 15, 1996 with respect to the Selling Shareholders, including their names, hold ings of shares of the Company's Common Stock prior to the Offer ing of Shares, the number of Shares being offered for their ac counts and the number and percentage of shares of the Company's Common Stock to be owned by each Selling Shareholder immediately following the sale of the Shares, assuming all of the offered Shares are sold.


                     Shares of Common Stock     Shares of Common        Shares of Common Stock           Percentage of Common
                     Beneficially Owned         Stock Being             to be Beneficially Owned         Stock Beneficially Owned
Names                before the offering        Offered                 After the Offering               After the Offering
Frank W. Brooks      760,994                    200,000                 560,994                          10.16%

Barington Capital
Group, L.P.          _______<F1>                 120,000<F2>             _______

<F1>
Does not include 120,000 shares available for purchase pursuant to a Warrant
<F2>
Shares underlying the Warrant


Relationship Between the Company and the Selling Shareholders

Frank W. Brooks is Chairman of the Board of Directors of the Com pany and its largest individual shareholder. He is also Chairman of the Board of STL, the Company's primary subsidiary.
Barington Capital Group, L.P., an NASD-member firm, underwrote the Company's initial public offering in June 1993. In connec tion with that effort, Barington was issued a Warrant to purchase 120,000 shares of common stock at an exercise price of $11.20 per share. The Warrant included demand registration rights, which Barington has elected to exercise, resulting in the registration of Shares herein addressed.

                  DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 10,000,000 shares of common stock, no par value. As of July 15, 1996 there were 5,522,057 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting. (Frank Brooks holds an irrevocable proxy to vote the shares of the Company's Common Stock held by Robert and Cynthia Gilbert in director elections through February 2000.) Accordingly, holders of a majority of the shares of Com mon Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled ratably to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock subject to the payment of other claims of creditors. Holders of Common Stock have no preemptive, subscription or red-emption rights.

Transfer Agent and Registrar. The Transfer Agent and Registrar for the Company's Common Stock is Florida Atlantic Stock Trans fer, Inc., Tamarac, Florida.

Limited Liability and Indemnification. Under the Florida Busi ness Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other per-son for any statement, vote, decision or failure to act, regard ing corporate management or policy, by a director unless (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was law-ful or had no reasonable cause to believe his conduct was unlaw ful; (2) a transaction from which the director derived an impro-per personal benefit, either directly or indirectly, (3) a cir cumstance under which an unlawful distribution is made; (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. A corporation may purchase and maintain insurance on behalf of any director or of-ficer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him ag-ainst such liability under the FBCA. The Company may elect to purchase such insurance on behalf of its directors and officers.

The Amended and Restated Articles of Incorporation of the Company provide that the Company shall indemnify all directors and offi-cers of the Company, as well as any employees or agents of the Company to whom the Company has agreed to grant indemnification.
Section 607.0850(1) of the FBCA provides that a Florida corpora-tion, such as the Company, shall have the power to indemnify any person who is or was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enter-prise against liability incurred in connection with such proceed ing, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, to the fullest extent permitted by ap-plicable law, as amended from time to time. This indemnification includes the right to advancement of expenses when allowed pursu-ant to applicable law.

In addition, the Amended and Restated Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, the Amend-ed and Restated Articles of Incorporation do not eliminate or limit the liability of a director for any of the following rea-sons: (i) breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) a violation under Section 607.0834 of the FBCA (which imposes liability upon directors for unlawful dividends and other distribution); (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of the Articles.

Insofar as indemnification for liabilities arising under the Sec-urities Act may be permitted to directors, officers and control-l ing persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

           FLORIDA LAW AND CERTAIN CHARTER PROVISIONS

The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law unless such corporation has elected to opt-out of such provisions in its Articles of Incorporation or, depending on the provision in question, its Bylaws. The Company has not elec-ted to opt-out of such provisions. The Common Stock of the Com pany is subject to the "affiliated transaction" and "control-share acquisition" provisions of the FBCA, Sections 607.0901 and 607.0902, respectively. These provisions provide that, subject to certain exceptions, an "affiliated transaction" must be ap proved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" and that "control shares" acquired in specified control-share acqui-sitions have voting rights only to the extent conferred by reso-lution approved by shareholders, excluding holders of shares def-ined as "interested shares".
The provisions of the FBCA described above may have certain anti-takeover effects. Such provisions, individually or in combina tion, may discourage third parties from or make it more difficult for third parties to make a tender offer or acquisition of sub stantial amounts of the Company's Common Stock or from launching other takeover attempts that a shareholder might consider in such shareholder's best interest, including those attempts that might result in the payment of a premium over the market price for the Common Stock held by such shareholder.

                      PLAN OF DISTRIBUTION

Any distribution of the Shares by the Selling Shareholders or by their pledgees, donees, transferees or other successors in inter est may be effected from time to time in one or more of the fol lowing transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed pub-lic offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pur suant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.

The Selling Shareholders and such underwriters, brokers, dealers or agents, upon effecting a sale of the Shares, may be considered
"underwriters" as that term is defined by the Securities Act.

Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may re-ceive underwriting discounts and commissions. Discounts or con cessions may be allowed or reallowed or paid to dealers, and bro-kers or agents participating in such transaction may receive bro-kerage or agent's commissions or fees.

At the time a particular offering of the Shares is made, to the extent required, a Prospectus supplement will be distributed which will set forth the amount of the Shares being offered and the terms of the Offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Shareholders, any discounts, commis sions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions al lowed or reallowed or paid to dealers.

In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if re-quired, only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is av-ailable and complied with.

The Company has agreed that it will bear all costs, expenses and fees in connection with the registration of the Shares.

                          LEGAL MATTERS

The validity of the Shares offered hereby are being passed upon for the Company by Mirkin & Woolf, P.A., West Palm Beach, Flori-da.




                             EXPERTS

The consolidated financial statements and schedule of RGB Computer & Video, Inc. and its subsidiary appearing in the RGB Computer & Video, Inc. Annual Report (Form 10-KSB) for the year ended December 31, 1995 have been audited by Michaelson & Co., P.A., independent auditors, as set forth in its report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by ref-erence in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

        Item 14.  Other Expenses of Issuance and Distribution

The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.


  S.E.C. Registration Fee ...........     $ 1,104
  Accounting Fees and Expenses ......       2,000 *
  Legal Fees and Expenses ...........      20,000 *
  Miscellaneous .....................       1,896 *

       TOTAL ........................     $25,000 *

_______________
  *  Estimated, subject to change.


The Selling Shareholders will not bear any portion of the expen-ses of registration of the Shares.

  Item 15.  Indemnification of Directors and Officers

Section 607.0850(1) of the Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a Florida corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the cor-poration), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serv ing at the request of the corporation as a director, officer, em-ployee or agent of another corporation, partnership, joint ven ture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

In the case of proceedings by or in the right of the corporation,
Section 607.0850(2) of the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such per-son acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claims as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

Section 607.0850 further provides that to the extent a director, officer, employee or agent of a corporation is successful on the merits or in the defense of any proceeding referred to in subsec-tions (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that the corporation amy advance such expenses; that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under such Section 607.0850.

Section 607.0850 of the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that such person's actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless such a person had reasonable cause to be-lieve his conduct was lawful or had no reasonable cause to be-lieve his conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or
(iv) willful misconduct or a conscious disregard for the best in-terests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in favor or in a proceeding by or in the right of a shareholder.

The Company's Amended and Restated Articles of Incorporation and
Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Florida law.

  Item 16.  Exhibits.

EXHIBIT SEQUENTIALLY
NUMBER  DESCRIPTION                                                     NUMBERED PAGE

1       Amended and Restated Articles of Incorporation<F1>

2       Bylaws

3       Specimen Common Stock certificate*

4       Warrant dated June 30, 1993 issued to Barington Capital Group, L.P.*

5       Opinion of Mirkin & Woolf, P.A.<F1>

6       Consent of Mirkin & Woolf, P.A. (included in Exhibit 5)

7       Consent of Michaelson & Co., P.A.<F1>

8 Power of Attorney (included on the signature page of this Registration Statement)

9      Financial Data Schedule<F1>

<F1>
Filed herewith

  Item 17.  Undertakings.

A.     The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

       (a)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933, as amended (the "Act");

       (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, in-dividually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the Reg-istration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Sec tion 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act)", that are incorporated by refer-ence in the Registration Statement.

  (2) That, for the purpose of determining any liability un-der the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities of-fered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain un-sold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that for pur poses of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Sec tion 15(d) of the Exchange Act (and, where applicable, each fil-ing of an employee benefit plan's annual report pursuant to Sec tion 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new regis-tration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling per-sons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Regis-trant in the successful defense of any action, suit or proceed ing) is asserted by such director, officer or controlling person in connection with the securities being registered, the Regis-trant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of ap propriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.     The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pur suant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of pros-pectus shall be deemed to be a new registration statement relat ing to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly author-ized, in the city of Tequesta, State of Florida, on July ___, 1996.


                         RGB COMPUTER & VIDEO, INC.


                         By:________________________________
                            Robert L. Gilbert, III, President
                               and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the fol lowing persons in the capacities and on the dates indicated.

Signature                        Title                          Date


_________________________        Chairman of the                July ___, 1996
Frank W. Brooks                  Board

_________________________        President, Chief
Robert L. Gilbert, III           Executive Officer
                                 (Principal Executive
                                 Officer) and Director          July ___, 1996

_________________________        Vice President,
Cynthia T. Gilbert               Chief Financial Officer
_________________________        Chairman of the
Frank W. Brooks                  Board                          July ___, 1996
                                 Director                       July ___,1996


_________________________        Director                       July ___,1996
Jeffrey W. Brooks


_________________________        Director                       July ___, 1996
Eugene V. Horanoff


_________________________        Director                       July ___, 1996
William M. Schmidt



==============================================================================



  POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signa ture appears above in so signing also makes, constitutes and appoints Robert L. Gilbert, III as his true and lawful at torney-in-fact with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amend ments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting un-to said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby rati-fies and confirms all that said attorney-in-fact and agent or his sub stitute or substitutes may lawfully do or cause to be done by virtue hereof.

====================================================================

EXHIBIT INDEX
NUMBER  DESCRIPTION                                                     NUMBERED PAGE

1       Amended and Restated Articles of Incorporation<F1>

2       Bylaws

3       Specimen Common Stock certificate*

4       Warrant dated June 30, 1993 issued to Barington Capital Group, L.P.*

5       Opinion of Mirkin & Woolf, P.A.<F1>

6       Consent of Mirkin & Woolf, P.A. (included in Exhibit 5)

7       Consent of Michaelson & Co., P.A.<F1>

8 Power of Attorney (included on the signature page of this Registration Statement)

9       Financial Data Schedule<F1>

<F1>
Filed herewith


=============================================================================
EXHIBIT 9.  FINANCIAL DATA SCHEDULE

<CIK 0000902056>
[ARTICLE] 5

[PERIOD-TYPE]                   3-MOS                   3-MOS
[FISCAL-YEAR-END]                          DEC-31-1996             DEC-31-1995
[PERIOD-END]                               MAR-31-1996             DEC-31-1995
[CASH]                                          30,149                 119,638
[SECURITIES]                                 1,735,864               2,379,941
[RECEIVABLES]                                  330,694                 249,993
[ALLOWANCES]                                         0                       0
[INVENTORY]                                    397,779                 282,471
[CURRENT-ASSETS]                             2,202,865               3,579,247
[PP&E]                                       1,323,518                 826,986
[DEPRECIATION]                                 455,547                 418,159
[TOTAL-ASSETS]                               3,362,457               3,440,870
[CURRENT-LIABILITIES]                          289,382                 168,325
[BONDS]                                              0                       0
[PREFERRED-MANDATORY]                                0                       0
[PREFERRED]                                          0                       0
[COMMON]                                     8,089,270               8,089,270
[OTHER-SE]                                   5,016,195               4,816,725
[TOTAL-LIABILITY-AND-EQUITY]                 3,362,457               3,440,870
[SALES]                                         80,648                  97,793
[TOTAL-REVENUES]                                80,648                  97,793
[CGS]                                           67,572                 102,477
[TOTAL-COSTS]                                  555,986                 340,673
[OTHER-EXPENSES]                                     0                       0
[LOSS-PROVISION]                                     0                       0
[INTEREST-EXPENSE]                                   0                       0
[INCOME-PRETAX]                              (530,468)               (308,922)
[INCOME-TAX]                                         0                       0
[INCOME-CONTINUING]                             12,442                  36,435
[DISCONTINUED]                                       0                       0
[EXTRAORDINARY]                                      0                       0
[CHANGES]                                            0                       0
[NET-INCOME]                                 (530,468)               (308,922)
[EPS-PRIMARY]                                        0                       0
[EPS-DILUTED]                                    (.11)                   (.09)